Exhibit 10.1

August 18, 2008

Mr. Steven R. Martin

RE:	Offer of Employment from BakBone Software, Inc.

Dear Steve:

On behalf of Bakbone Software Incorporated, a Canadian corporation (“Parent”), and BakBone Software, Inc., a California corporation and a wholly-owned subsidiary of Parent (“BakBone”), we would like to extend an offer of employment (“Agreement”) to you for the position of Senior Vice President-Chief Financial Officer of Parent and of BakBone reporting to Jim Johnson, President and CEO. Your employer will be Bakbone, but you will also serve as the principal financial and accounting officer of Parent for purposes of the regulations promulgated by the United States Securities and Exchange Commission. Your employment responsibilities will initially include those listed on Attachment A (Sections I and II) to this Agreement. Your employment commencement date will be August 20, 2008. You (i) acknowledge that you have reviewed Attachment A (Section III) to this Agreement and (ii) confirm that you meet and/or exceed the qualifications for this position as indicated in such section.

Compensation and Benefits

As the Senior Vice President – Chief Financial Officer your total compensation package will be paid up to $325,000 per annum. This will consist of a base salary of $10,416.67.00 per pay period, that is, $250,000.00 per annum, subject to applicable withholdings and deductions, and payable as earned in accordance with BakBone’s normal payroll policies (the 15th and last working day of the month), and a bonus plan, which will pay up to $75,000.00 based on Company performance and paid quarterly per the current bonus program for achievement of corporate goals and objectives and your individual performance to the extent agreed to by you and the Company. You will be eligible to participate in this bonus plan effective third quarter, October 1, 2008 per the plan document.

In addition to the above, you will be eligible to participate in Parent’s equity incentive plan upon approval of the Parent’s Board of Directors. Prior to this approval, two events must occur: 1) the Parent has published and brought current all outstanding financial reports; and 2) trading has resumed for the Parent’s securities on any reputable stock exchange. Resumption of trading is anticipated within 10-12 weeks of the publication and distribution of the Parent’s outstanding financial reports.

Further, you will be entitled to earn up to 160 hours paid time off (“PTO”), that is, four weeks, as defined in the revised Paid Time Off policy dated April 1, 2006, during your initial period of employment. You will also be entitled to one month paid sabbatical leave after five years of employment.

You will be entitled to participate in our employee health and dental benefits programs. Your coverage will begin on September 1, 2008. Additionally, BakBone will carry a $100,000.00 life insurance policy on you under which you will name the beneficiary(ies). Details of all benefit plans including 401K, Flex Spending and Short Term Disability will be provided to you upon commencement of your employment.

Termination Provisions

The following provisions shall apply to your employment: If, at any time during your employment with BakBone, you are terminated for reasons other than cause, you will be entitled to six (6) months’ severance pay of your base salary conditional upon a signed settlement and release agreement.

“Cause” shall mean (i) failure to substantially perform your material duties as reasonably directed by BakBone or at a level and in a fashion commensurate with your position, (ii) refusal to comply with any material direction from BakBone’s President and CEO which is reasonable and consistent with your duties and which would not require you to violate any applicable legal requirements or ethical standards, (iii) any material breach by you of your other agreements with BakBone or BakBone’s then current employee policies, (iv) conduct which brings BakBone into any material public disgrace or disrepute; (v) commission of a felony or crime involving moral turpitude or the commission of any other act involving dishonesty, material disloyalty or fraud with respect to BakBone; or (vi) conviction by a court of competent jurisdiction of, or plea of guilty or nolo contendere to any felony.

“Good Reason” shall mean (i) the reduction by BakBone of your base salary; (ii) the failure by BakBone to pay your base salary or any bonus payments, if, as and when due; (iii) the failure of BakBone to provide you any of the perquisites or benefits specified in this Agreement; (iv) any other failure of BakBone to perform under this Agreement, which failure continues uncured for a period of thirty (30) days following BakBone’s receipt of written notice thereof from you; (v) any attempt by BakBone to reduce your position below that of Senior Vice President – Chief Financial Officer, reduce your duties below that which are commensurate with the position of Senior Vice President – Chief Financial Officer, or assign to you duties which are adversely inconsistent with the position of Senior Vice President – Chief Financial Officer.

BakBone is entitled to terminate this Agreement for Cause or without Cause at any time with no less than two (2) days notice. If terminated for Cause, BakBone shall only be responsible to pay to you any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and, if applicable, payment in lieu of such notice (“Notice Payment”) of the base salary and accrued PTO amounts entitled to for such two (2) days period.

If employment is terminated without Cause by BakBone and provided that you enter into a settlement and release agreement with BakBone, which agreement shall be negotiated in good faith by both parties, BakBone shall only be responsible to pay to you (a) any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and (b) six (6) month’s base pay as severance pay, less all applicable withholdings and deductions.

You are entitled to terminate this Agreement for Good Reason or without Good Reason at any time with no less than two (2) days notice. If employment is terminated for Good Reason by you, and provided that you enter into a settlement and release agreement with BakBone, which agreement shall be negotiated in good faith by both parties, BakBone shall only be responsible to pay to you (a) any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and (b) six (6) month’s base pay as severance pay, less all applicable withholdings and deductions. If employment is terminated without Good Reason by you, BakBone shall only be responsible to pay to you any and all base salary and accrued PTO, less all applicable withholdings and deductions.

Upon any termination of employment, you will also remain entitled to reimbursement of all appropriate expenses incurred during the performance of your employment duties for BakBone.

Notwithstanding any of the above in this Termination Provisions section, if your employment is terminated as described in the Change in Control Letter Agreement that accompanies this Agreement, then this Termination Provisions section is of no force or effect and does not apply and the terms and conditions stated in the Change of Control Letter Agreement shall be controlling.

Arbitration

We each agree that, to the extent permitted by law, all claims or disputes between you and BakBone, or its officers, employees or affiliates, will be resolved by final, binding arbitration, in accordance with the employment dispute resolution rules of American Arbitration Association. This Agreement includes disputes of any nature, including, without limitation, all claims for any alleged unlawful employment practice, discrimination, harassment, termination of employment, or any other disputes which may hereafter advise. The arbitration provision does not apply, however, to actions to obtain injunctive relief with respect to the accompanying Terms of Employment agreement or to unemployment compensation or worker’s compensation. You will cooperate with BakBone in selecting a neutral arbitrator. The arbitrator shall apply California law without reference to conflicts of law principles. The arbitration shall be held in San Diego, California. You and BakBone will be permitted to conduct discovery as would otherwise be permitted pursuant to the California Code of Civil Procedure. BakBone will pay the administrative costs and arbitrator’s fees associated with the arbitration, provided however, that, unless the arbitrator rules otherwise under the provision below entitled “Attorney’s Fees”, you and BakBone will each bear your own attorneys’ fees and costs associated with the arbitration. The arbitrator may not modify or change this Agreement in any way unless any provision is found to be unenforceable, in which case the arbitrator may sever it. You understand and agree that the arbitrator’s decision shall be in writing with sufficient explanation to allow for such meaningful judicial review as may be permitted by law. Any award issued as a result of such arbitration shall be final and binding and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought, provided, however, that no action to enforce an arbitration award shall be filed with the court until thirty (30) days has passed after issuance of an award and the award has remained unpaid. You and BakBone acknowledge and understand that by signing this offer letter and by initialing the arbitration provision, each has read and understood the arbitration provision; each agrees to be bound by it; and each is waiving their respective rights to have a dispute between them adjudicated by a court or by a jury.

____ (initials of Employee) ____ (initials of BakBone representative)

Attorney’s Fees

In the event any legal action is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

At-Will Employment

At BakBone, employment is at-will. This means that BakBone or you may terminate your employment at any time, with or without cause or notice. This at-will employment relationship exists regardless of any written statements or policies contained in the employee handbook or any other Company documents, or any verbal statement to the contrary. This at-will provision cannot be modified except in a written agreement, signed by a Company officer and the employee, specifying a clear intent to alter the at-will nature of the employment relationship.

Other Provisions

By accepting this offer of employment you will be required to sign BakBone’s standard corporate personnel acknowledgements, including, but not limited to BakBone’s Terms of Employment agreement as well as Parent’s Insider Trading Compliance Policy, Code of Business Conduct and Ethics Policy and Bakbone’s Employee Resource Manual that are required of all employees and management. This offer of employment is also conditional in all respects to verification, as is acceptable to BakBone, including, but not limited to your authorization to work in the United States. BakBone is an equal opportunity employer and does not discriminate based on any category protected by California or Federal law. All salary, bonuses, and allowances referred to in this Agreement will be considered normal income and will be subject to applicable state and federal income taxes.

This Agreement, the Change in Control Letter Agreement and the Indemnification Agreement constitute our complete offer package to recognize your responsibilities, with the understanding that each such agreement is deemed as a separate and distinct agreement, and thereby exclusive of each other. Any promises or representations, either oral or written, which are not contained in this Agreement and the documents referred to herein, are not valid and are not binding on BakBone or Parent. This Agreement and the documents referred to herein supersede all prior agreements, express and oral, and negotiations regarding the subject matter stated in this Agreement and the documents referred to herein.

If these terms are agreeable to you, please sign below and return it to BakBone’s Human Resources department. When accepted, you may fax this Offer Letter to Cynthia Mendez, Director Global Human Resources (858) 450-6928, but we will still appreciate it if you would also submit the original signed copy to us as well. This offer expires on August 20, 2008 if not signed and returned to BakBone by the expiration date.

We are very happy to make this offer and look forward to working with you!

BakBone Software, Inc. and BakBone Software Incorporated

/s/ James R. Johnson	this 20th day of August, 2008.
James R. Johnson President and Chief Executive Officer BakBone Software, Inc. and BakBone Software Incorporated

Acknowledged, Agreed and Accepted by:

/s/ Steven Martin	this 20th day of August, 2008.
Steven Martin

Attachment A

Chief Financial Officer, SVP

Reports to President and CEO

Job Description

I. Purpose and Scope

Provide overall strategic and operational direction to the finance, tax, insurance, budget, treasury, and accounting departments. Assist the CEO in establishing financial strategic objectives as well as operating policies and procedures to ensure attainment of organizational objectives.

II. Responsibilities, Specific Duties, and Essential Functions

•	Provide overall financial direction, and set organization-wide objectives, policies, and procedures.

•	Develops and coordinates the implementation of short term and long-term financial strategies to drive performance.

•	Provide leadership to multiple levels of management in finance, accounting, internal audit, human resources, intellectual property and contracts.

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Provide overall direction to all accounting practices, processes and policies including preparing budgets, financial reports, general accounting, revenue projections and actuals as well as cost accounting.

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Provide overall direction and technical guidance to financial planning, forecasting and analysis departments, including directing overall financial plans, policies and accounting practices; evaluating financial implications and results of revenue, business strategies and proposals; and providing strong financial representation with vision and leadership in collaboration with all business unit leaders.

•	Provides oversight to the tax and audit functions. Ensures timely and accurate tax preparation

•	Directs all year-end and interim financial reporting, budgeting and planning processes.

•	Presents financial performance results and outlooks to corporation management as well as external investors.

•	Works directly with the senior management team to evaluate and select acquisition targets, joint venture opportunities and major real estate or capital purchases.

•	Supervises investment and raising of funds for business.

•	Ensure all financial transactions, policies and procedures meet regulatory requirements necessary to protect assets

•	Maintain relationships with lending institutions, investors, the financial community and government agencies.

•	Oversee all corporate assets, fiscal operations, and budget forecasts.

•	Report the company’s finances to the CEO, Board of Directors, and financial community.

III. Qualifications

•	A minimum of 10 years work experience in a financial capacity to include at least ten years of management experience including senior level executive financial experience.

•	Masters degree in Accounting, Finance or Business, or equivalent professional qualifications, including, but not limited to certified public accountancy license.

•	Up to date knowledge of current financial and accounting computer applications.

•	Senior financial management experience working in a publicly held company with global operations.

•	Experience in mergers and acquisitions, as well as corporate filings.

•	Excellent interpersonal, communication and analytical skills.

•	In-depth understanding of capital markets.